EXHIBIT (9)

                        Legal Opinion of Robert G. Lange

                            [Ameritas Life Insurance Corp. of New York(SM) Logo]



February 24, 2012



Ameritas Life Insurance Corp. of New York(SM)
1350 Broadway, Suite 2201
New York, NY 10018

Gentleman:

With reference to Post-Effective Amendment No. 4 to Registration Statement Number 333-39246 on Form N-4, filed by Ameritas Life Insurance Corp. of New York
(SM) and First Ameritas Variable Annuity Separate Account with the Securities and Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Ameritas Life Insurance Corp. of New York(SM) is duly organized and validly existing under the laws of the State of New York and duly authorized by the Insurance Department of the State of New York to issue variable annuity policies.

2. First Ameritas Variable Annuity Separate Account is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the Insurance Statutes of the State of New York.

3. The flexible premium variable annuity policies, subject of said Form N-4 Registration Statement, constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp. of New York(SM).

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 4 to the Registration Statement on Form N-4.


Sincerely,

/s/ Robert G. Lange

Robert G. Lange
Director, Vice President, General Counsel & Secretary